LETTER AGREEMENT FOR OFFICE SPACE RENTAL



May 1, 2006


William Doig
1410 - 675 West Hastings Street
Vancouver, BC  V6B 1N2


Dear Sir:

This letter sets forth the terms and conditions upon which Cascade Technologies Corp. is prepared to lease, for a term of six months with an option for a further six month occupancy, on approximately 200 square feet of the office premises presently occupied by you at Suite 1410 - 675 West Hastings Street, Vancouver, BC. You warrant and represent that you have the right and authority to enter into this agreement and that the premises are in good standing free of all encumbrances.

We understand and acknowledge that this is to be a shared office space and does not provide us with any telephone answering, secretarial, or other business services, all such services being our responsibility to provide for ourselves.

Our agreement with you is in the following terms and conditions:

1. the payment of a monthly rent of $600.00, payable no later than the fifth day of each month, and with the first and last months rent being payable as of the date of this letter;

2. we will be responsible for any deposits required on any door keys or door passes will enable us to access the office after normal business hours;

3. we will be responsible for the costs of any telephone, telefax, cable or internet connections installed for our benefit and use in the office during our tenancy, and any removal costs, if any, at the conclusion of our tenancy;

4.  either party may terminate this tenancy by mutual consent in writing;

5. this agreement shall be construed in accordance with the law of the Province of British Columbia and Canada.

If it is your intent to enter into this agreement with Cascade Technologies Corp. in accordance with the terms set out herein, please so indicate by executing the copy of this letter appropriately.


Yours truly,
CASCADE TECHNOLOGIES CORP.


/s/Bruce Hollingshead
---------------------
Bruce Hollingshead
President


Agree to and accepted by:




/s/ William Doig                   Date:  May 1, 2006
----------------
William Doig